Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into the date indicated in Exhibit A attached to this Agreement (the “Employment Commencement Date”), by and between RNA Ltd., of 7 Ze’ev Jabotinsky St., Ramat–Gan, Israel (the “Company”), and the person identified in Exhibit A (the “Employee”).

WHEREAS Company wishes to employ Employee in the Position (as defined hereunder) as of the Employment Commencement Date and throughout the Term (as such terms are defined hereunder), and Employee agrees to continue be so employed by Company; and

WHEREAS the parties wish to regulate their relationship in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings contained herein, the parties hereto have hereby agreed as follows:

1. Employment

1.1. Employee represents and warrants to Company that he/she is free to be employed by Company pursuant to the terms contained in this Agreement and there are no contracts and/or impediments and/or restrictive covenants preventing full performance of the Employee’s duties and obligations hereunder.

1.2. The Employee shall be employed in the position identified in Exhibit A (the “Position”) and shall have such responsibilities as described in Exhibit A (the “Responsibilities”). The Employee shall report to the Company’s Board of Directors (the “Board”). The Employee shall carry out such other assignments and duties as are determined from time to time by the Company or the Board.

1.3. Employee affirms and undertakes throughout the Term: (a) to devote his/her working time, know-how, energy, expertise, talent, experience and best efforts, as shall be required, to the business and affairs of Company and to the performance of his/her duties with Company, and (b) to perform and discharge well and faithfully, with devotion, honesty and fidelity, his/her obligations pursuant to his/her Position; (c) to comply with all of Company’s disciplinary regulations, work rules, policies, procedures and objectives, as may be determined by Company from time to time; (d) not to receive, at any time, whether during the Term and/or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any unrelated third party in connection with his/her employment with Company; (e) to immediately and without delay inform the Board of any affairs and/or matters that might constitute a conflict of interest with Employee’s Position and/or employment with Company; (f) not to use any trade secrets or proprietary information in such a manner that may breach any confidentiality and/or other obligation Employee may have undertaken relating to any former employer(s) and/or any third party; (g) to assist the Company, at its request, in any action in which the Company is involved, and, unless required by law, not to assist any action brought against the Company; all, except for any actions of the Employee against the Company.

1.4. The Employee shall be employed at such scope as set in Exhibit A. Regular working hours of the Company are Sunday to Thursday, between the hours 09:00 until 18:00. On the day designated in Exhibit A, will be deemed as the shortened workday for the purpose of the Extension Order for Shorten Work Week of March 15, 2018 (the “Shortened Day”). The Company may change the Shortened Day, in its sole discretion, in accordance with applicable law. Saturday (Shabbat) shall be considered the Employee’s official rest day. Furthermore, Employee shall serve as a senior representative of the Company, a position which requires a special degree of personal trust, as defined in the Working Hours and Rest Law, 1951 (the “Working Hours and Rest Law”). Therefore, in these special circumstances, the provisions of the Working Hours and Rest Law shall not apply on the Employee’s employment under this Agreement. Employee acknowledges that while Employee is abroad as part of Employee’s obligations under this Agreement, Employee shall be required to work “overtime” hours, including during late hours and during “weekly rest-hours”, and that Employee shall not be granted any additional compensation with regard to such “overtime” hours. Employee acknowledges that the monetary implications of this provision have been taken into account by the parties to this Agreement in their decision on the compensation specified in Appendix A and by the Employee in the Employee’s decision to engage in this Agreement.

2. Compensation

2.1. Salary

2.1.1. During the Term, and in consideration for the performance of the duties hereunder, the Company shall pay to Employee the Salary (as set forth in Exhibit A).

2.1.2. The Salary shall be payable in accordance with the Company’s customary payroll procedures. The Salary shall be adjusted according to the governmental directives published from time to time and binding on the Company (Tzavei Harchava) with respect to cost-of-living increases (Tosefet Yoker). Furthermore, subject to the approval of the Board of Directors, Employee shall be entitled to an annual augmentation of the Salary.

2.1.3. The Salary shall serve as the basis for the calculation of the deductions and contributions to Managers’ Insurance Policy, and Pension Fund, and for all other social benefits. Moreover, the Severance Portion, as set forth in Section 2.3 below, shall be based and calculated solely upon the Salary.

2.1.4. Employee shall be entitled to annual recreation pay (Dmey Havra’a) in an amount to be determined in accordance with Israeli regulations as in effect from time to time with respect to such pay.

2.2. Transportation Expenses. Employee shall be entitled to the amount set forth in Exhibit A hereto with respect to the employer’s participation in an Employee’s transportation expenses from Employee’s home to work and back.

2.3. Pension Arrangements.

The Company shall insure the Employee under an accepted ‘Managers Insurance’ plan (the “Managers Insurance Policy”) or Pension Fund (the “Pension Fund”), or through a combined plan at Employee’s choice, as follows:

2.3.1. Managers Insurance Policy.

2.3.1.1. Company’s contributions: (i) Severance - an amount equal to 8⅓% of the Salary; (ii) Pension - an amount equal to at least 6.5% (including the amount contributed to Disability, provided that the amount contributed to the Pension component shall be at least 5% of the Salary); (iii) Disability - subject to the consent of the Company’s insurer to underwrite such policy for Employee, the Company will contribute an amount of up to 2½% of the Salary towards disability insurance, under normal and acceptable conditions, which would insure 75% of the Salary. It is clarified that Company’s contributions towards the Managers Insurance Policy under this Section 2.3.1.1 shall not exceed 7½% of the Salary.

2.3.1.2. Employee’s contribution - Company will deduct from Employee’s monthly pay slip a sum equal to 6% of the Salary as Employee’s contribution.

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2.3.2. Pension Fund.

2.3.2.1. Company’s contributions: (i) Severance - an amount equal to 8⅓% of the Salary; (ii) Pension - an amount equal to 6.5% of the Salary.

2.3.2.2. Employee’s contribution: Company will deduct from Employee’s monthly pay slip a sum equal to 6% of Employee’s Salary as Employee’s contribution.

2.3.3. Employee hereby instructs the Company to transfer to the Managers Insurance Policy and/or the Pension Fund the amounts that constitute Employee’s contributions from Employee’s Salary.

In the event Employee chooses to combine plans (Managers Insurance Policy and Pension Fund), the above percentage will apply to such portion of the Salary, which Employee has allocated towards each such plan.

2.3.4. The Company and Employee agree to adopt the provisions of the “General Approval Regarding the Payments by Employers to Pension Funds and to Managers Insurance Funds in Lieu of Payment of Severance Compensation”, which was issued in accordance with the Severance Compensation Law, 1963 (the “General Approval”). The General Approval is attached to this Agreement as Exhibit B.

2.3.5. If the Employee does not inform the Company of the allocation between the Pension Fund and the Managers Insurance Policy within sixty (60) days of the Employment Commencement Date, then the Company shall be entitled to assume that all of the Salary is allocated to the Pension Fund. The Employee may change the allocation between the Pension Fund and the Managers Insurance Policy by provision of written notice to the Company.

2.3.6. In the event that Employee’s employment shall be terminated, the Company shall, no later than thirty (30) days following receipt by the Company of the applicable forms from the manager of the Managers Insurance Policy and Pension Fund and the Israel Tax Authority, as relevant, give written instructions transferring all ownership over both the Pension Fund and/or the Managers Insurance Policy to the Employee. Employee acknowledges and agrees that the above transfer of ownership of the funds is in lieu and full substitution of the Company’s obligation to pay the Employee severance pay as required by applicable law, said substitution being in accordance with the General Approval.

2.3.7. Notwithstanding anything to the contrary herein, upon termination of employment under circumstances upon which Israeli law (including the General Approval) denies the right to severance pay upon dismissal (including upon the occurrence of Cause), the Company may withhold the release of the relevant portions of the manager’s insurance policy and the pension fund which are in lieu of severance pay.

2.4. Sick Pay. Employee shall be entitled to sick leave payment according to applicable law.

2.5. Vacation. Employee shall be entitled to annual leave days in the amount set forth in the applicable law.

2.6. This Agreement and the provisions hereof constitute an “employee notice” as required under the Employee’s Notice (Terms of Employment) Law – 2002.

3. Term of the Agreement and Termination

3.1. The Employee’s employment shall be effective as of Commencement Date of Employment until the termination of this Agreement according to the terms and conditions set forth herein (the “Term”).

3.2. This Agreement may be terminated by either party at any time by giving the other party hereto prior written notice of such termination. If the termination is by Employee, the notice period shall be of 60 days. If the termination is by Company the notice shall be as specified in Exhibit A (the “Notice Period”). Upon termination for any reason by the Company other than for Cause, Employee shall be entitled to payment of Salary and ancillary social benefits for the entire Notice Period. Notwithstanding anything contained herein to the contrary, the Company at its sole discretion shall have the right to terminate the employment relationship with immediate effect or prior to the end of the Notice Period set forth above and pay Employee in lieu of advance notice or the remainder thereof.

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3.3. In the event that a Termination Notice is delivered by either party hereto, the following shall apply:

3.3.1.	During the Notice Period, Employee shall be obligated to continue to discharge and perform all of his/her duties and obligations with Company and to take all steps, satisfactory to the Company, to ensure the orderly transition to any persons designated by Company of all matters handled by Employee during the course of his/her employment with Company.

3.3.2.	Notwithstanding the above, Company shall be entitled to waive Employee’s services with Company during the Notice Period or any part thereof and/or terminate the employer-employee relationship prior to the completion of the Notice Period; in such events Company shall pay Employee the Salary and provide Employee with, or, in the event of termination of the employer-employee relationship prior to the completion of the Notice Period, pay Employee the value of, the social and fringe benefits, to which he/she would otherwise be entitled for the duration of the Notice Period, or any part thereof.

3.3.3.	For the avoidance of any doubt, it is clarified that, in the event Company waives any and/or all of Employee’s services with Company during the Notice Period as aforesaid, Employee shall, immediately, upon receipt of notice of such waiver, return to Company any and all equipment provided to him/her for purposes of the performance of his/her duties under this Agreement.

3.4. The provisions of Sections 3.3.1 and 3.3.2 above notwithstanding, Company, by furnishing a notice to Employee, shall be entitled to terminate his/her employment with Company with immediate effect where said termination is a Termination for Cause.

3.5. As used in this Agreement, the term “Termination for Cause” shall mean termination of Employee’s employment with Company as a result of the occurrence of any one of the following: (i) Employee has committed a dishonorable criminal offense; and/or (ii) employment by the Company is terminated due to circumstances that justify the denial of severance pay under any applicable law, and according to a final judicial decision of a competent tribunal.

3.6. Notwithstanding anything to the contrary in Section 3.3.2 above and without derogating from Company’s rights pursuant to any applicable law, in the event that Employee shall terminate his/her employment with Company with immediate effect or upon shorter notice than the Notice Period, Company shall have the right to offset the Salary and/or any benefits to which Employee shall have otherwise been entitled for his/her employment hereunder during the Notice Period, or any part thereof, as the case may be, from any other payments payable to Employee.

3.7. Upon termination of Employee’s employment with Company, and as a condition to the fulfillment of Company’s obligations, if any, towards Employee at such time, Employee affirms and undertakes to (i) transfer his/her Position to his/her replacement, as shall be determined by Company, in an efficient, complete, appropriate and orderly manner, (ii) return to Company’s principal office all equipment (including a personal computer and like if and as applicable) or documentation, in any media which was given to him/her by the Company in connection with his/her employment (collectively: the “Company’s Equipment”), and (iii) fulfill his/her obligations under the Letter of Undertaking (as defined below). Employee shall have no (and hereby waives any) rights of lien with respect to any asset or right comprising the Company Equipment.

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4. Representations, Warranties and Covenants

4.1. Simultaneously with the execution of this Agreement, the Employee shall sign an Employee Proprietary Information Agreement, attached hereto as Exhibit C (the “EPIA”), which undertaking shall constitute an integral part of this Agreement. Furthermore, the Employee acknowledges and agrees that the Salary set forth in Section 2.1.1 above has been calculated in recognition of his/her commitments under this Section and that it includes sufficient compensation for the Letter of Undertaking, amongst other things.

4.2. The Employee grants consent to the Company’s management and human resource personnel, wherever they may be located, to utilize and process the Employee’s personal information, including data collected by the Company, solely for legitimate and lawful purposes related to the employment. This may include transfer of the Employee’s data and personnel records outside of Israel and further transfers thereafter. All personnel records are considered confidential and access will be limited and restricted to individuals who have a “need to know” or process that information for purposes relating to the employment only, such as Company’s management teams and human resource personnel. The Company may share the Employee’s personnel records as needed for such purposes with third parties assisting with the Company’s human resources administration or with the Company’s bookkeeping.

4.3. During the Term, the Employee shall be required to comply with certain non-contractual policies, procedures and guidelines of the Company as introduced and as updated from time to time.

4.4. Unless otherwise provided under this Agreement, Employee will use the Company’s Equipment for the purpose of Employee’s employment only. Thus, Employee shall not use the Company’s e-mail system for personal purposes, shall not store any private material on Employee’s personal computer/laptop and shall not use any personal cloud storage services accounts during the use of the Company’s Equipment. For personal purposes, Employee shall be entitled to use Internet-related e-mail services (such as Gmail etc.).

4.5. Employee acknowledges and agrees as follows: (i) the Company shall have the right to allow other employees and other third parties to use Employee’s personal computer/laptop; (ii) the Company shall have the right to conduct inspections on any and all of the Company’s computers, including inspections of electronic mail transmissions, internet usage and inspections of their content and shall have the right to use the findings of such inspections for the Company’s purposes; (iii) in light of Employee’s undertaking that the sole use of Employee’s personal computer/laptop and e-mail shall be for business purposes, Employee has no right to privacy in any and all computer and e-mail material.

5. General

5.1. This Agreement is personal to the Employee, and the Employee shall not assign or delegate his/her rights or duties to any third party. Upon death of the Employee, the Employee’s inheritors shall receive all of the amounts then receivable and all rights then entitled to by the Employee in accordance with the terms hereof. This Agreement shall inure to the benefit of the Company’s successors and assigns.

5.2. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for the Tel Aviv district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court and hereby explicitly waives any other jurisdiction.

5.3. Either party’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent such party thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

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5.4. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.5. This Agreement, the Schedules and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof, and supersedes and replaces all previous agreements, understandings, commitments and arrangements, oral or written, with respect thereto. This Agreement may not be amended, supplemented or changed except with the consent of both parties, and by way of a written document.

5.6. If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision hereof or the validity or enforceability in other jurisdictions of that or any other provision hereof.

5.7. Any notice provided hereunder shall be in writing, to such party’s address set forth in the preambles and shall be effective (i) if mailed (via registered mail), five (5) business days after mailing, (ii) if sent by courier, upon delivery, or (iii) sent via facsimile (evidenced by machine printout) or electronic mail, on the first business day following transmission and electronic confirmation of receipt.

5.8. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

5.9. Sections 4.1, 4.2, and 5 above and the Exhibits hereto shall survive the termination of the Employee’s employment with the Company and the termination of this Agreement.

EMPLOYEE ACKNOWLEDGES THAT HE/SHE IS FAMILIAR WITH AND UNDERSTANDS THE ENGLISH LANGUAGE AND DOES NOT REQUIRE TRANSLATION OF THIS UNDERTAKING TO ANY OTHER LANGUAGE. EMPLOYEE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM/HER THAT HE/SHE MAY CONSULT AN ATTORNEY BEFORE EXECUTING THIS UNDERTAKING AND THAT HE/SHE HAS BEEN AFFORDED AN OPPORTUNITY TO DO SO.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement by their respective, duly authorized, representatives as of the Execution Date.

RNA LTD.
/S/ Gaya rozensweig		/s/ Gaya Rozensweig
Name:	Gaya Rozensweig	Employee
Title:	Director

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Exhibit A

The Employment Commencement Date:	July 1, 2020
The Employee:
Name:	Gaya Rozensweig
I.D. Number:	321255481
Address:	7 Hardoof, Oranit, Israel
Phone:	0549797909
E-mail:	Gaya.rozen@gmail.com
Position:	Controller
Responsibilities	General corporate and accounting matters.
Supervisor	CEO
Employee’s Scope:	Full-time employment. Shortened Day: Tuesday
Notice Period	The Notice Period shall be 24 months.
The Salary:	24,213 NIS with an annual meeting concerning salary adjustments to conform with average acceptable wage for such position.
Transportation Expenses:	According to applicable law.
Pension:	100% of the Salary per the terms detailed in the Agreement.
Vacation days:	According to law

/s/ Gaya Rozensweig		/s/ Gaya Rozensweig
Employee		RNA Ltd.
Date:	10/21/2020	Date:	10/21/2020

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